Exhibit 10.1

FIFTH AMENDMENT AND WAIVER TO REVOLVING

CREDIT, TERM LOAN AND SECURITY AGREEMENT

This Fifth Amendment and Waiver to Revolving Credit, Term Loan and Security Agreement (the “Amendment”) is made as of this 15th day of August, 2011, by and among CONTINENTAL COMMERCIAL PRODUCTS, LLC, a limited liability company organized under the laws of the State of Delaware (“Continental”), and GLIT / GEMTEX, LTD., a corporation organized under the laws of the Province of Ontario (“Glit/Gemtex”, and together with Continental, collectively the “Borrowers” and each a “Borrower), KATY INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware (“Katy” or the “Guarantor”) the financial institutions which are now or which hereafter become a party to such Agreement (collectively, the “Lenders”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A.           On May 26, 2010, Borrowers, Guarantor, Lenders and Agent entered into a certain Revolving Credit, Term Loan and Security Agreement to reflect certain financing arrangements  among the parties thereto (as the same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”).

B.           Borrowers, Guarantor, Lenders and Agent entered into a First Amendment to Loan Agreement, dated as of January 18, 2011 (the “First Amendment”), a Second Amendment to Loan Agreement, dated as of February 4, 2011 (the “Second Amendment”), a Third Amendment to Loan Agreement, dated as of February 14, 2011 (the “Third Amendment”) and a Fourth Amendment to Loan Agreement, dated as of May 16, 2011 (the “Fourth Amendment”).

C.           The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.”  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

D.           Borrowers have requested and the Agent and the Lenders have agreed to amend certain terms and provisions contained in the Loan Agreement, on the terms and subject to the satisfaction of the conditions contained in this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.             Section One.  Amendment to Loan Agreement.  Effective immediately, the Loan Agreement is amended as follows:

(a)           Section 1.2.  General Terms.  The definitions of the terms “Individual Maximum Revolving Advance Amount” and “Maximum Revolving Advance Amount” contained in Section 1.2 of the Loan Agreement are each deleted in their entirety and the following are substituted in lieu thereof, and the term “Disco Division Sale”, and the definition thereof, is added to Section 1.2 of the Loan Agreement, in the appropriate alphabetical order, as follows:

“Disco Division Sale” means the sale or disposition of all or a material portion of the assets and business which comprise the Borrowers’ “Disco” Division.

“Individual Maximum Revolving Advance Amount” shall mean (i) with respect to Continental, as of any date of determination, an amount equal to (x) at all times prior to the date of consummation of the Disco Division Sale, $25,000,000 and (y) at all times on and after the date of consummation of the Disco Division Sale, $8,500,000, in each case, minus the aggregate principal amount of all then outstanding Revolving Advances made to Glit/Gemtex, minus the aggregate principal amount of all Advances then outstanding under the Ex-Im Agreement and (ii) with respect to Glit/Gemtex, $2,000,000.

“Maximum Revolving Advance Amount” shall mean, as of any date of determination, (x) at all times prior to the date of consummation of the Disco Division Sale, $25,000,000, and (y) at all times on and after the date of consummation of the Disco Division Sale, the sum of $8,500,000, less, in each case, the aggregate principal amount of all Advances then outstanding under the Ex-Im Agreement.

(b)           Section 13.1.  Term.  Section 13.1 is deleted in its entirety, and the following is substituted in lieu thereof:

“13.1.           Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until February 28, 2012 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon not less than thirty (30) days’ prior written notice upon payment in full of the Obligations.”

(c)           Section 6.5(a).   EBITDA.  Section 6.5(a) is amended by deleting the lines (v) through (vii) and replacing them in their entirety as follows:

(v) nine fiscal months ending on or about September 30, 2011	$850,000

(vi) twelve fiscal months ending on or about December 31, 2011	$765,000

(d)           Section 6.5(b).   Fixed Charge Coverage Ratio.  Section 6.5(b) is deleted in its entirety.

2.             Section Two.  Waiver to Capital Event Covenant.  Borrowers and Katy have failed to comply with the requirements contained in (i) Section Two (b) of the First Amendment (as modified by the Fourth Amendment), pursuant to which Borrowers and Katy were required to deliver to Agent and Lenders by June 30, 2011 substantially final drafts of all material documents, instruments and agreements to be executed or delivered in connection with a Sale Event (as such term is defined in the First Amendment) and (ii) Section Two (a) of the First Amendment (as modified by the Fourth Amendment), pursuant to which Borrowers were required to deliver to Agent no later than July 6, 2011 all net cash proceeds of such Sale Event received by Borrowers (or received by Katy and contributed to Borrowers).  Each such violation constitutes an Event of Default (collectively the “Designated Defaults”).  Borrowers and Katy have requested and Agent and Lenders have agreed, as an accommodation, to waive the Designated Defaults.  Accordingly, effective upon the satisfaction of the conditions contained in Section Six hereof, Agent and Lenders hereby waive each of the Designated Defaults as an Event of Default, provided that nothing contained in this Section Two shall constitute a waiver of any other Event of Default, whether or not in existence on the date hereof and whether or not known to Agent or any Lender, nor shall anything contained in this Section Two constitute a waiver of any further Event of Default whatsoever.

3.             Section Three.  Waiver of Financial Covenant Violation.  Katy and its consolidated Subsidiaries had EBITDA on a consolidated basis for the period of twelve fiscal months ended on or about June 30, 2011 of $1,525,000, in violation of Section 6.5(a) of the Loan Agreement, which requires them to maintain such EBITDA for such period of not less than $2,254,000.  Such violation constitutes an Event of Default (the “Financial Covenant Default”).  Borrowers and Katy have requested and Agent and Lenders have agreed to waive the Financial Covenant Default.  Accordingly, effective upon the satisfaction of the conditions contained in Section Six hereof, Agent and Lenders hereby waive the Financial Covenant Default as an Event of Default, provided that nothing contained in this Section Three shall constitute a waiver of any other Event of Default, whether or not in existence on the date hereof, and whether or not known to Agent or any Lender, nor shall anything contained in this Section Three constitute a waiver of any further Event of Default whatsoever.

4.             Section Four.  Covenant.  Each Borrower and Katy hereby covenant and agree as follows:

(a)           Borrowers and Katy shall deliver to Agent and Lenders, by August 17, 2011, the definitive final version of the purchase agreement regarding the Sale Event (the

 “Purchase Agreement”), duly executed by all parties thereto, including all schedules and exhibits to be delivered in connection therewith;

(b)           Borrowers shall consummate the Sale Event no later than September 15, 2011 on terms and conditions satisfactory to Agent and Lenders, including, without limitation, that the minimum cash proceeds of such Sale Event shall equal approximately $21,000,000; and

(c)           Upon the consummation of the Sale Event, Borrowers shall immediately pay to Agent for the benefit of the Lenders, the cash proceeds thereof net of reasonable fees and expenses in connection therewith approved by Agent in its reasonable discretion, for application against the Obligations then outstanding.

5.            Section Five.  Representations and Warranties.  Each Borrower hereby:

(a)           reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;

(b)           reaffirms all of the covenants contained in the Loan Agreement and covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)           except with respect to the Designated Defaults and the Financial Covenant Default, represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)           represents and warrants that no Material Adverse Effect has occurred since May 26, 2010;

(e)           represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Articles of Incorporation or Certificate of Formation, as applicable and Bylaws or Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(f)            represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

6.            Section Six.  Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon Agent’s receipt of a fully executed counterpart of this Amendment.

7.             Section Seven.  Payment of Expenses.  Borrowers shall pay or reimburse Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8.             Section Eight.  Reaffirmation of Existing Financing Agreements.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

9.             Section Nine.  Release.  Each Borrower and Katy hereby waives and releases and forever discharges Agent and Lenders, and the officers, directors, attorneys, agents and employees of each, from any liability, damage, claim, loss or expense of any kind originating in whole or in part on or before the date of this Amendment that such Borrower or Katy may now have against Agent or Lenders or any of them arising out of or relating to the Obligations, this Amendment, the Loan Agreement or the Other Documents.

10.           Section Ten.  Miscellaneous.

(a)           No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)           The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)           The terms and conditions of this Amendment shall be governed by the laws of the State of New York.

(e)           This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or electronic transmission shall bind the parties hereto.

(f)           This Amendment shall constitute an Other Document and the failure to comply with any covenant herein shall be an Event of Default under the Loan Agreement.

(g)           Kohlberg & Company, L.L.C., a Delaware limited liability company, although not a party to this Amendment, has signed below to indicate its acknowledgement of this Amendment and its agreement with the terms hereof, and each of Borrowers, Katy and Kohlberg & Company, L.L.C. reaffirms its obligations under Section Eight of the Third Amendment to Revolving Credit, Term Loan and Security Agreement dated as of February 14, 2011 among Borrowers, Katy and Agent.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment and Waiver to be executed and delivered by their duly authorized officers as of the date first above written.

Confirmed:	CONTINENTAL COMMERCIAL
PRODUCTS, LLC
KOHLBERG & COMPANY, L.L.C.
By: /s/ James W. Shaffer
By: /s/ Christopher W. Anderson	Name: James W. Shaffer
Name: Christopher W. Anderson	Title: VP-CFO
Title: Partner

GLIT / GEMTEX, LTD.

By: /s/ James W. Shaffer
Name: James W. Shaffer
Title: VP-CFO

KATY INDUSTRIES, INC.
a Delaware corporation

By: /s/ James W. Shaffer
Name: James W. Shaffer
Title: VP-CFO

PNC BANK NATIONAL ASSOCIATION,
as Lender and as Agent

By: /s/Glenn D. Kreutzer
Name: Glenn D. Kreutzer
Title: Vice President

PNC BANK CANADA BRANCH, as Lender

By: /s/ Geoffrey Hiscock
Name: Geoffrey Hiscock
Title: Vice President

Signature Page to Fifth Amendment and Waiver to
Revolving Credit, Term Loan and Security Agreement